Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Kamada Ltd. for the registration of its ordinary shares and to the incorporation by reference therein of our reports dated March 15, 2023, with respect to the consolidated financial statements of Kamada Ltd. and the effectiveness of internal control over financial reporting of Kamada Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ KOST, FORER, GABBAY & KASIERER
Tel Aviv, Israel	KOST, FORER, GABBAY & KASIERER
September 11, 2023	A Member of Ernst & Young Global